TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (“Agreement”) is entered into between Wind Works Power Corp. (consisting of, individually and collectively, and its current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, subsidiaries and all persons acting through or with them; hereinafter, altogether referred to as (“WWPW”) and Kodiak Capital Group, LLC (consisting of, individually and collectively, Kodiak Capital Group, LLC and its current or former companies, and its officers, directors, employees, agents, predecessors, successors, assigns, subsidiaries and all persons acting through or with them, hereinafter, altogether referred to as “Kodiak”). Kodiak and WWPW agree as follows:

RECITALS

A.

WHEREAS, Kodiak sought to invest in WWPW under an investment agreement dated March 22, 2010; and

B.

WHEREAS, the parties mutually agree to terminate the agreement based on current market conditions relating to the above (the “Transactions”), and the parties have entered into this Agreement to fully and finally settle all of the outstanding fees due payable to Kodiak.

AGREEMENT

WHEREFORE, the parties to this Agreement hereby agree as follows:

This Agreement is for termination of any and all claims either Party may have against the other prior to and including the date of this Agreement, and for the release, as set forth below.

2.

Kodiak hereby releases, waives and forever discharges, individually and collectively, WWPW and its current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, subsidiaries and all persons acting through or with them (hereinafter collectively referred to as “Releasees”), from any and all claims, rights, demands, liabilities, causes of action, losses, costs or expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, suspected or unsuspected, that Kodiak may now have or has ever had against Releasees prior to and including the date of this Agreement. This release includes, without limitation, all claims relating to any contract between the parties or Releasees, whether express or implied, and its termination or breach; any and all claims relating to or arising from Kodiak’s relationship with the Releasees; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to Kodiak’s relationship with the Releasees.

It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all claims by Kodiak against Releasees, and that this Agreement has been signed with the express intent of extinguishing all such claims.

WWPW hereby releases, waives and forever discharges, individually and collectively, Kodiak and its current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, subsidiaries and all persons acting through or with them (hereinafter collectively referred to as “Releasees”), from any and all claims, rights, demands, liabilities, causes of action, losses, costs or expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, suspected or unsuspected, that WWPW may now have or has ever had against Releasees prior to and including the date of this Agreement. This release includes, without limitation, all claims relating to any contract between the parties or Releasees, whether express or implied, and its termination or breach; any and all claims relating to or arising from WWPW’s relationship with the Releasees; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to WWPW’s relationship with the Releasees.

It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all claims by WWPW against Releasees, and that this Agreement has been signed with the express intent of extinguishing all such claims.

4.

Civil Code. Each Party represents that it is not aware of any claim against the other than the claims that are released by this Agreement.  Each Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of the New York Civil Code, which provides as follows:

THIS GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH
THE PARTIES DO NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR
AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY
THE OTHER PARTY MUST HAVE MATERIALLY AFFECTED ITS
SETTLEMENT WITH EACH OTHER_.

Each Party, being aware of said code section, agrees to expressly waive and relinquish any right or benefit it has or may have under the Civil Code of the State of New York, as well as any other similar provision under the statutory or no statutory law of any other jurisdiction to the full extent that it may lawfully waive all such rights and benefits.

Any controversy or claim of any kind arising out of or relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be submitted to binding arbitration in New York, in accordance with the Arbitration Rules of the State of New York. Kodiak and the Company agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. Kodiak and the Company agree that the prevailing party in any arbitration shall be awarded its reasonable attorney's fees and costs.  KODIAK AND WWPW ACKNOWLEDGE AND AGREE THAT BY SIGNING THIS AGREEMENT, KODIAK AND WWPW HAVE VOLUNTARILY ELECTED TO ARBITRATE ALL ARBITRABLE CLAIMS RATHEWWPW WWPW ARE GIVING UP THE RIGHT TO A JURY TRIAL AND TO A TRIAL IN A COURT OF LAW.

This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.

In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties’ economic intentions.

Each Party agrees not to disclose the fact or any of the terms of this Agreement to anyone except for its attorney, accountant and government agencies, unless required to do so by court order.

This Agreement may be executed via facsimile in counterparts, and each facsimile counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

AGREED AND UNDERSTOOD:
WIND WORKS POWER CORP.

Name: INGO STUCKMANN Title: CEO Date: AUGUST 2, 2010

KODIAK CAPITAL GROUP, LLC

Name: RYAN HODSON Title:   MANAGING DIRECTOR Date: AUGUST 2, 2010